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INDEPENDENT AUDITORS' CONSENT

Global Financial Services Portfolio of

Global Financial Services Master Trust:

We consent to the use in the Registration Statement on Form N-1A of our report on Global Financial Services Master Trust dated October 15, 1999 appearing in the Statement of Additional Information part of such Registration Statement.



Deloitte & Touche LLP
Princeton, New Jersey
October 15, 1999